Negotiable Promissory Note

DATED: December 1, 2020

AMOUNT: Up to $5,000,000.00

PAYABLE: On Demand

For value received, HERON LAKE BIOENERGY, LLC at 91246 390th Avenue, Heron Lake, MN 56137, promises to pay to the order of GRANITE FALLS ENERGY, LLC, at 15045 HWY 23 SE, Granite Falls, MN 56241, or at any other place designated from time to time in writing by the holder hereof, in lawful money of the United States of America, the principal sums as advanced by Granite Falls Energy, LLC to Heron Lake BioEnergy, LLC, up to a maximum principal sum of Five Million and no/100 Dollars ($5,000,000.00) plus interest; all as provided herein. The advances on this Note are solely at the discretion of Granite Falls Energy, LLC and the amounts owed pursuant to this Negotiable Promissory Note may be paid down and readvanced provided that the maximum principal sum outstanding at any one time on this Negotiable Promissory Note shall be limited to Five Million and no/100 Dollars ($5,000,000,00).

Interest.Interest shall be one percent (1%) or the One month Libor rate, whichever is highest, plus three and thirty-five hundreds percent (3.35%), on the unpaid principal balance from time-to-time. For example, if on the weekly first “U.S.. Banking Day” (when the interest rate is reset), the One month Libor rate is one and a half percent (1.5%), the one and a half percent (1.5%) would be the higher and to such would be added three and thirty-five hundreds percent (3.35%), making the interest rate on the unpaid principal balance for that week four and eighty-five hundreds percent (4.85%).

The interest charged to Borrower shall be reset weekly on the first “U.S. Banking Day” of each week as defined herein.

The one month Libor rate is defined as follows: a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Euro Currency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) (or required by any other Federal Law or Regulation) per annum at the rate reported at 11:00 a.m. London time for the offering of one (1) month U.S. Dollars deposits, by Bloomberg Information Services (or any successor or substitute service providing rate quotations comparable to those currently provided by such service, from time-to-time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London Interbank Market) on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Borrower or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this Negotiable Promissory Note. Information about the then current rate shall be made available upon request.

For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Lender is open for business and banks are open for business in New York, New York; (2) “Euro Currency Liabilities” shall have the meaning set forth in “FRB Regulation D”; and (3) “FRG Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12CRF Part 204, as amended.

Payment.This note is due on demand. Accrued interest shall be paid in full the first business day of each month. Payments shall be applied first to interest and then to principal.

Security.The amounts owed pursuant to this Negotiable Promissory Note are unsecured.

Prepayment.This note may be prepaid at any time, in whole or in part, without penalty.

Default.If Borrower fails to make any payments due under this Note when due, then, the holder hereof may accelerate the entire balance of this Note and declare the same immediately due and payable without further notice or demand. Borrower shall pay all costs and expenses of collection or foreclosure, including, without limitation, reasonable attorneys’ fees, except to the extent limited or prohibited by applicable law. Any written notice to Borrower hereunder shall be by certified mail, postage prepaid, and addressed to the Borrower at the property address or at such other address as Borrower designates by written notice to holder.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.

Dated: December 1, 2020.

HERON LAKE BIOENERGY, LLC

By: /s/ Steve A. Christensen

Its: CEO

By: /s/ Stacie Schuler

Its: CFO